FOR IMMEDIATE RELEASE
CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS EARNINGS FOR SECOND QUARTER 2009

VISALIA, Calif., July 29, 2009/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $532,000 or $0.18 per diluted share for the quarter ended June 30, 2009, compared to $536,000 or $.21 per diluted share for the same period of 2008.  For the six months ended June 30, 2009 the Company’s consolidated net income totaled $879,000 or $0.28 per diluted share compared to $953,000 or $.36 per diluted share in the comparable 2008 period.  For both the three-month and six-month periods, the decrease in diluted earnings per share resulted mostly from dividends on preferred stock issued to the United States Treasury.  The dividends for the three- and six-month periods totaled $70,000 and $161,000, respectively, and reduced the amount of net income available to common shareholders in the earnings per share calculation.

The Company’s annualized return on average assets for the six-month periods ended June 30, 2009 and 2008 was .57% and .67%, respectively.  The annualized return on average common equity was 4.67% for the 2009 period compared to 6.56% for the 2008 period.

Significant factors affecting second quarter 2009 net income included an increase in the provision for loan losses to $1.0 million compared to $400,000 for the same quarter of 2008. The $600,000 increase in the provision for loan losses was offset by $317,000 in officer life insurance benefits and a decrease in the provision for income taxes of $263,000.

“We are putting considerable efforts towards identifying and proactively working with distressed borrowers, both to minimize losses and to help our customers achieve long term success,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  “We are reporting a higher level of nonperforming assets this quarter, but believe that our overall asset quality, capital position, and liquidity will allow us to continue to grow and take advantage of quality business opportunities.”

Net interest income for the three- and six-month periods ended June 30, 2009 was $3.2 million and $6.3 million, respectively, compared to $3.1 million and $6.1 million, respectively, for the same periods of the previous year.  The improvement for the six-month period was attributable to an increase in the balance of average loans and reductions in the rates paid on interest bearing liabilities partially offset by reductions in rates earned on loans.

The Company’s net interest margin for the second quarter of 2009 was 4.58% compared to 4.73% for the second quarter of 2008, a decrease of 15 basis points.  The Company’s net interest margins for the six-month periods ended June 30, 2009 and 2008 were 4.51% for the 2009 period compared to 4.73% for the 2008 period,  a decrease of 22 basis points.  This relatively small reduction was the result of the Federal Reserve reducing interest rates a total of 175 basis points during the period July 2008 to June 2009.  The net interest margin would have decreased to a much greater extent except for the Company’s efforts to mitigate the impact of falling interest rates through the use of interest rate floors on variable priced loans and aggressive lowering of deposit rates.

Average earning assets for the six months ended June 30, 2009 were $288 million compared to $266 million for the same period in 2008, an increase of $22 million or 8% that resulted primarily from increased volume of average loans.  Average loans for the six-months ended June 30, 2009 increased by $24 million or 11% to $236 million, compared to $212 million in the 2008 period.  Average deposits for the six months ended June 30, 2009 were $260 million compared to $231 million for the same period in 2008, an increase of $29 million or 13%.  Average non-interest bearing demand deposits for the 2009 period were $67 million, a $1 million or 1% increase from the 2008 period.

Total deposits were $271 million at June 30, 2009, a $14 million or 5% increase from December 31, 2008, and a $9 million or 3% increase from June 30, 2008.  The Company utilized brokered deposits in addition to local deposit growth to fund asset growth and maintain targeted liquidity levels.  The amount of brokered time deposits included in total deposits at June 30, 2009, December 31, 2008 and June 30, 2008 were $24.4 million, $15.9 million, and $21.9 million, respectively.  All other deposits were acquired locally.

The allowance for loan losses totaled $4.5 million or 1.8% of total loans at June 30, 2009 compared to $2.6 million or 1.2% of total loans at June 30, 2008.  Loan loss provisions totaling $1.4 million and $0.8 million were recorded during the six-month periods ended June 30, 2009 and 2008, respectively.  Loan loss provisions totaling $1.0 million and $0.4 million were recorded during the three-month periods ended June 30, 2009 and 2008, respectively.  Management determined the allowance for loan losses and the second quarter loss provision after careful consideration of current economic conditions, including a continuing decline in real estate values and other adverse trends.  The Company recorded $173,000 in net charge-off during the six months ended June 30, 2009 and net recoveries of $8,000 during the same period of 2008.  The 2009 charge-offs pertained to the acquisition through foreclosure of two properties.

The Company had $8.4 million in non-performing assets at June 30, 2009 which represented 3.4% of total loans.  Non-performing assets at June 30, 2009 were comprised of nine nonaccrual loans totaling $7.6 million for which management has established specific loss reserves totaling $720,000, and other real estate owned of $810,000.

The Company had $1.4 million in non-performing assets at June 30, 2008 which represented 0.63% of total loans, and $4.9 million in non-performing assets at December 31, 2008, which represented 2.2% of total loans.  Non-performing assets increased during 2009 primarily due to one commercial real estate relationship that was transferred to nonaccrual status during the second quarter of 2009.

Non-interest income for the three- and six-month periods ended June 30, 2009 was $648,000 and $964,000, respectively, compared to $390,000 and $681,000 for the same periods of 2008.  The $283,000 increase for the six-month period primarily resulted from $317,000 in officer life insurance benefits.  Non-interest income also increased during the six months ended June 30, 2009 by $33,000 as the result of greater usage of fee services charged on deposit accounts; however, this was offset by reduced dividend income on the Company’s investment in the Federal Home Loan Bank of San Francisco and other factors.

Non-interest expense for the three-and six-month periods ended June 30, 2009 was $2.3 million and $4.8 million, respectively, compared to $2.3 million and $4.6 million for the same respective periods of 2008.  The 6% increase in non-interest expense for the year to date period was due to higher Federal Deposit Insurance Corporation premiums and increased occupancy and equipment costs.  In addition to higher premiums, the FDIC imposed an emergency special assessment to be collected on September 30, 2009; this assessment of $132,000 was fully accrued at June 30, 2009.  Employee costs for the three-and six-month periods ended June 30, 2009 were lower than the prior year periods due to fewer full-time-equivalent personnel and wage restrictions imposed by management.

The total risk-based capital ratio for the Company was 16.5% at June 30, 2009 compared to 13.6% at June 30, 2008.  Valley Business Bank’s total risk-based capital ratio was 16.4% at June 30, 2009 compared to 13.4% at June 30, 2008.  The capital ratios increased during the first six months of 2009 due to the issuance $7.7 million in preferred stock to the United States Treasury under the Troubled Asset Relief Program’s Capital Purchase Program.

Valley Commerce Bancorp had 2,597,149 shares of common stock outstanding at June 30, 2009.  The book value per common share was $11.87 at June 30, 2009, compared to $11.13 at June 30, 2008.  The increase in book value was primarily attributable to the retention of earnings during the 12-month period ended June 30, 2009.  All per share calculations stated above have been adjusted for the 5% stock dividend issued in June 2009.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno and has branch offices in Woodlake and Tipton.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of June 30,		As of December 31,
	2009	2008	2008	2007
Assets
Cash and Due from Banks	$13,164	$11,634	$8,756	$9,297
Federal Funds Sold	-	23,605	13,390	-
Available-for-Sale Investment Securities	49,885	42,805	42,018	56,615
Loans (net)	240,811	215,985	226,697	199,514
Bank Premises and Equipment (net)	7,564	4,116	3,975	3,037
Cash Surrender Value of Bank Owned Life Insurance	6,219	6,310	6,422	6,185
Other Assets	6,462	4,991	4,841	4,433
TOTAL ASSETS	$324,105	$309,446	$306,099	$279,081

Liabilities & Equity
Non-Interest Bearing Deposits	$66,025	$69,210	$77,406	$66,993
Interest Bearing Deposits	109,218	89,841	87,738	86,277
Time Deposits	95,593	102,950	92,180	62,116
Total Deposits	270,836	262,001	257,324	215,386
Short-Term Debt	5,450	8,000	8,000	21,804
Long-Term Debt	3,774	5,541	5,184	8,146
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,421	2,047	2,358	1,779
Total Liabilities	285,574	280,682	275,959	250,208
Shareholders’ Equity	38,531	28,764	30,140	28,873
TOTAL LIABILITIES & EQUITY	$324,105	$309,446	$306,099	$279,081

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Interest Income	$4,182	$4,454	$8,405	$8,903
Interest Expense	996	1,358	2,153	2,848
NET INTEREST INCOME	3,186	3,096	6,252	6,055
Provision for Loan Losses	1,000	400	1,400	800
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,186	2,696	4,852	5,255
Non-interest Income	648	390	964	681
Non-interest Expenses	2,330	2,315	4,849	4,591
INCOME BEFORE INCOME TAXES	504	771	967	1,345
Provision for (Benefit from) Income Taxes	(28)	235	88	392
NET INCOME	$532	$536	$879	$953
Dividends accrued and discount accreted on Preferred shares	(70)	-	(162)	-
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	462	536	717	953
EARNINGS PER SHARE - BASIC*	$0.18	$0.21	$0.28	$0.37
EARNINGS PER SHARE – DILUTED*	$0.18	$0.21	$0.28	$0.36
SHARES OUTSTANDING – END OF PERIOD*	2,597,149	2,583,700	2,597,149	2,583,700
*All share and earnings per share data have been restated for the 5% stock dividend issued in June 2009.